EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of State Auto Financial Corporation (the “Company”) for the registration of 25,000 common shares of the Company and to the incorporation by reference therein of our report dated February 27, 2020, except for Note 2, as to which date is March 10, 2021, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grandview Heights, Ohio
November 4, 2021